Exhibit 99.1

Contact:	Michael N. Kilpatric 610-727-7118 mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN EXPECTS STRONG DECEMBER 2009 QUARTER PUSHING
GUIDANCE FOR FY2010 TO THE HIGHER END OF ITS RANGE
Webcasts Investor Day Meeting Today

CHESTERBROOK, Pa. December 15, 2009 —AmerisourceBergen Corporation (NYSE: ABC) today will announce at its Investor Meeting in New York City that in the December 2009 quarter, it expects diluted earnings per share to be several cents above the current consensus of $0.43, due primarily to expected revenue growth of more than 10 percent in the December quarter and the contribution from the sale of generic pharmaceuticals.

Also, due to the strong first fiscal quarter, the Company now expects the diluted earnings per share in fiscal year 2010 to be at the higher end of its previously announced range of $1.82 to $1.92, an increase of 8 percent to 14 percent over the $1.69 from continuing operations in the prior fiscal year. The key assumptions supporting the diluted earnings per share range in fiscal year 2010 continue to be: revenue growth of between 5 percent and 7 percent, with the first half of the year higher as we annualize the addition of major new business in March 2010; operating margin growth of flat to expansion in the low single-digit basis points range; and free cash flow in the range of $500 million to $575 million, which includes capital expenditures in the $140 million range. The Company also expects to repurchase approximately $350 million of its common shares in fiscal year 2010.

AmerisourceBergen will webcast its Investor Day Meeting today beginning at 12:30 p.m. Eastern Standard Time through approximately 3:00 p.m. Participating in the meeting will be: R. David Yost, President and Chief Executive Officer; Michael D. DiCandilo, Executive Vice President and Chief Financial Officer; Steven H. Collis, Executive Vice President and President of AmerisourceBergen Drug Corporation; and Michael A. Mullen, Chief Operating Officer, AmerisourceBergen Specialty Group. To access the live webcast, go to the Webcasts section on the Investor Relations page at www.amerisourcebergen.com. A replay of the webcast will be available for 30 days.

About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies with operations primarily in the United States, Canada. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $71 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #26 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements
This news release contains forward-looking statements about AmerisourceBergen’s future business and financial performance, estimates and prospects. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Among the factors that could cause actual results may vary materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of laws and regulations governing the marketing, sale and purchase of pharmaceutical products; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceuticals we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; significant breakdown or interruption of our information technology systems; our inability to implement an enterprise resource planning (ERP) system to handle business and financial processes within AmerisourceBergen Drug Corporation’s operations and our corporate functions without operating problems and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing or service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Our most recent annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports 8-K (which we may revise or supplement in future reports filed to the SEC) provide additional information about these risks, uncertainties and other matters. We do not undertake to update our forward-looking statements.

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